Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
EcoBlu Products, Inc.:

We consent to the reference to our firm under the caption "Experts" and the inclusion of our report on the financial statements of EcoBlu Products, Inc. (formerly N8 Concepts, Inc.) dated August 25, 2009, in the Registration Statement on Amended Form S-1 and related Prospectus of EcoBlu Products, Inc.

Cordovano and Honeck LLP
Englewood, Colorado
August 13, 2010